Exhibit 10.1

Internet Capital Group

2005 Bonus Plan

The Compensation Committee (the "Committee") of the Board of Directors of Internet Capital Group, Inc. (together with its wholly-owned subsidiaries, the "Company") hereby establishes this 2005 Bonus Plan (this "Plan"). The purpose of the Plan is to advance the interests of the Company's stockholders by providing certain employees with bonus payments upon achievement of the Company's specific 2005 goals, as well as to help the Company attract and retain key employees. The Company's executive officers and other regular, full-time employees are eligible to participate in the Plan.

The Committee shall administer and interpret the Plan. All decisions and determinations of the Committee with respect to the Plan shall be final and binding on all parties.

The Company's 2005 goals include quantitative and qualitative goals. Eighty percent of bonus is tied to accomplishment of quantitative goals. Achievement of specified levels of revenue for certain of the Company's partner companies (individually weighted based on each partner company's estimated value to the Company) accounts for a total of 35% of the potential bonus award. Achievement of specified levels of net income for certain of the Company's partner companies (individually weighted based on each partner company's estimated value to the Company) accounts for a total of 25% of the potential bonus award. Realization of a specified percentage increase in the Company's net asset value accounts for a total of 20% of the potential bonus award.

Twenty percent of the bonus is tied to execution against the following qualitative goals: (1) execution of the Company's acquisition strategy, (2) effectiveness and discipline in monetizing assets, (3) expansion of the Company's capital base, (4) performance and effectiveness of partner company executives, (5) reaction to unforeseen market/business conditions and (6) adherence to budget.

Following the end of the Company's fiscal year, the Committee will evaluate the Company's 2005 performance and determine the extent to which the Company's 2005 goals were achieved. Based upon this assessment, the Committee will award bonuses in accordance with the terms of this Plan.